Exhibit 10

HEXION SPECIALTY CHEMICALS, INC.

EXECUTIVES’ SUPPLEMENTAL PENSION PLAN

Amended and Restated as of September 7, 2005

As Adopted September 7, 2005

FOREWORD

Effective as of January 30, 1973, Borden, Inc. adopted the Borden, Inc. Executives’ Supplemental Pension Plan (the “Plan”) for the benefit of certain of its executives. The Plan has been amended from time to time thereafter, including amendments effective as of January 1, 1988, January 1, 1989, December 9, 1993, February 16, 1995, March 12, 1998, and September 7, 2005.

Effective November 21, 2001, Borden, Inc. merged with Borden Chemical, Inc. and changed its name to Borden Chemical, Inc. Effective May 31, 2005, Borden Chemical, Inc. combined with Resolution Specialty Materials, Inc. and Resolution Performance Products, LLC to form Hexion Specialty Chemicals, Inc.

The purposes of the Plan are (a) to provide retired participants and their joint annuitants and beneficiaries with the amount of retirement income that is not provided under the Borden Chemical, Inc. Employees Retirement Income Plan (“Borden ERIP”) by reason of the participant having elected to defer compensation under this Plan, (b) to provide retired participants and their joint annuitants and beneficiaries under the Borden ERIP with the amount of retirement income that is not provided under the Borden ERIP by reason of the limit on recognized compensation required by Section 401(a)(17) of the Internal Revenue Code. (c) to permit Executive Employees and certain other managerial employees to elect to have payment of a portion of current compensation deferred until a later year and to provide a “matching credit” with respect to all or a portion of such deferred compensation as normally provided under the terms of Borden Chemical, Inc. Retirement Savings Plan (“Borden RSP”).

It is intended that the Plan be a deferred compensation plan for “a select group of management or highly compensated employees,” as that term is used in the Employee Retirement Income Security Act of 1974, who were employees of Borden Chemical, Inc. or any of its predecessor or affiliated companies on or prior to May 31, 2005, or who are hired by Hexion Specialty Chemicals, Inc. after May 31, 2005. The Plan is not intended for the participation of former employees of Resolution Performance Products, LLC or Resolution Specialty Materials, Inc.

Except to the extent otherwise indicated, and except to the extent otherwise inappropriate, the Borden ERIP and the Borden RSP, and the provisions thereof, hereby are incorporated by reference.

SECTION ONE

Definitions

1.1	Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, the definitions contained in Section A1 of the Borden ERIP are applicable under the Plan.

1.2	“Accrued Regular Benefit” means the amount of retirement income payable to or with respect to a participant on termination of employment, or earlier date requiring payment under this Plan, under the ERIP.

1.3	“Accrued Supplemental Benefit” means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Borden ERIP (to the extent applicable) which would have been accrued by the participant had the amount of deferred awards under the Management Incentive Plan, Deferred Compensation, and Excluded Compensation been recognized as “Compensation” under the Borden ERIP over (ii) the participant’s Accrued Regular Benefit.

1.4	“Board of Directors” means the Board of Directors of the Corporation.

1.5	“Borden ERIP” means the Borden, Chemical Inc. Employees Retirement Income Plan.

1.6	“Borden RSP” means the Borden, Chemical Inc. Retirement Savings Plan.

1.7	“Corporation” means Hexion Specialty Chemicals, Inc. (formerly known as Borden, Chemical Inc.) and any successor to such corporation by merger, purchase or otherwise.

1.8	“Deferred Compensation” means (i) the amount of an Executive Employee’s compensation for a year after 1987 and before 1996 that such Executive Employee has deferred until a later year pursuant to an election under Section 2.2 of this Plan, and/or (ii) the amount of an Executive Employee’s Elective Salary Deferral for the 1987 calendar year, and/or (iii) the amount of Excluded Compensation deferred by a Highly Paid Executive under Section 2.2 of this Plan (iv) the amount of an Executive Employee’s Elective Salary Deferral for the calendar year 2005 in accordance with Appendix C

1.9	“Elective Salary Deferral” means the amount of salary deferral elected by an Executive Employee pursuant to a salary reduction agreement for 1987 for amounts which would otherwise have been Tax Deferred Contributions pursuant to Section 3.2 of the Borden RSP but for the limits set forth in Section 402(g) of the Internal Revenue Service Code.

1.10	“Excluded Compensation” means that part of total compensation paid to a Highly Paid Executive earned from the Corporation for a year before 1996 which (i) if the year is 1989, exceeds $200,000 or (ii) if the year is subsequent to 1989, exceeds the dollar limit for such year under Section 401(a)(17) of the Internal Revenue Code of 1986 as from time to time amended.

1.11	“Executive Employee” means an individual employed by the Corporation or a subsidiary thereof in a key position and has compensation that meets or exceeds the limits as defined in Section 401(a)(17) of the Internal Revenue Service Code.

1.12	“Highly Paid Executive” means an individual employed by the Corporation or a subsidiary thereof in a key position who during the calendar year is not an Executive Employee but earns Excluded Compensation.

1.13	“New Executive” means an individual employed by the Corporation or a subsidiary thereof in a key position designated by the Chief Executive Officer of the Corporation for participation in the benefit described in Section 3.3.

1.14	“Management Incentive Plan” means the Borden Chemical, Inc. Management Incentive Plan and any other executive incentive plan that provides for deferred awards.

1.15	“Pension Committee” means the Pension Committee as appointed from time to time by the Board of Directors.

1.16	“Plan” means the Hexion Specialty Chemicals, Inc. Executives’ Supplemental Pension Plan as from time to time in effect.

SECTION TWO

Participation

2.1	Eligibility to Participate

Participation in the Plan shall be limited to:

(a)	those participants in the Borden ERIP and their joint annuitants and beneficiaries who as a result of the participant having elected Deferred Compensation receive, or will receive, a lesser amount of retirement income under the Borden ERIP than otherwise would be paid or payable in the absence of such deferrals;

(b)	those Executive Employees who elect Deferred Compensation, and who were, on or prior to May 31, 2005, employees of Borden Chemical, Inc. or any of its predecessor or affiliated companies, or who were hired by the Corporation on or after May 31, 2005;

(c)	those Highly Paid Executives who elect Deferred Compensation, and who were, on or prior to May 31, 2005, employees of Borden Chemical, Inc. or any of its predecessor or affiliated companies, or who were hired by the Corporation on or after May 31, 2005;

(d)	those participants in the Borden ERIP who have Excluded Compensation, and their joint annuitants and beneficiaries; and

(e)	New Executives, as that term is defined in section 1.13 of the Plan.

2.2	Election of Deferred Compensation

Elections of Deferred Compensation shall be made only by Executive Employees or Highly Paid Executives and shall be on forms furnished by the Pension Committee. A Deferred Compensation election shall apply only to compensation (as defined below) for the particular year specified in the election, and (i) for Executive Employees shall specify the percentage of such compensation to be deferred under the election, which percentage may be any whole percentage that is not greater than twenty-five percent (25%) and (ii) for Highly Paid Executive shall be the “Matchable Portion” as defined in the Borden RSP of Excluded Compensation. For purposes of the preceding sentence, the term “compensation” means the total earned income that would be currently payable to the participant except as defined in Appendix C but for his or her Deferred Compensation election hereunder, and shall include Tax Deferred Contributions under the Borden RSP, salary reduction Employer Contributions under the Borden Chemical Inc. Flexible Benefits Plan and incentive bonuses earned under the corporate management incentive compensation programs which are paid in the first year in which such bonuses are payable, but shall exclude incentive bonuses earned under the Long Term Incentive Payment Plan. A Deferred Compensation election with respect to compensation for a particular calendar year (i) must be made before January 1 of such calendar year for years prior to 2005, (ii) must be made before July 1 for deferrals effective 2006 and beyond (iii) for Executive Employees, must specify (from the available alternatives) the date such Deferred Compensation is to be paid (or commence to be paid) and the number of annual installments (not to exceed 10) in which such Deferred Compensation is to be paid, and (iv) once made, cannot be changed or revoked. Deferred Compensation for Highly Paid Executives is payable only as a lump sum after termination of employment. Subject to such conditions regarding continued employment as may be imposed by the Corporation, Executive Employees, during the month of December 1992, may change any prior election in respect of the date Deferred Compensation is to be paid (or commence to be paid) and the number of annual installments (not to exceed 10) in which such Deferred Compensation is to be paid. Executive Employees, during the month of December 1994, may change any prior election for the payment of Deferred Compensation in annual installments by electing payment in a lump-sum in the event of normal retirement or involuntary termination provided such retirement or termination occurs after January 1, 1995 and after a Change-in-Control as defined in the Corporation’s Supplemental Benefit Trust Agreement with the Wachovia Bank and Trust Co. dated September 27, 1988. Once made, such election shall be irrevocable.

A separate subaccount shall be maintained under the participant’s “Participant Deferred Account” (see Section 3.3(b)) with respect to Deferred Compensation for each calendar year for which the participant makes a Deferred Compensation election.

SECTION THREE

Amount of Supplemental Benefits and Supplemental Contributions

3.1	Supplemental Benefits

The aggregate amount, if any, of retirement income payable under the Borden ERIP to a participant therein, or to his or her joint annuitant or beneficiary, which is not paid under the Borden ERIP as a result of the fact that the amount of deferred awards under the Management Incentive Plan, Deferred Compensation, and Excluded Compensation are not recognized as “Compensation” under the Borden ERIP, shall be termed a “Supplemental Benefit” and shall be paid directly to such participant, or to his or her joint annuitant or beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 3.4.

3.2	Grandfather Benefit

(a)	The amount described below in Section 3.2(b) less the amount payable under the Borden ERIP shall be termed a “Grandfather Benefit”. Participants who are Executive Employees designated as members of the Corporation’s Core Management Group on July 1, 1992, who have attained age 55, whose combined age and years of service at termination of employment (in years and completed months) with the Corporation equal or exceed 85 and who do not qualify for a benefit under Section A3.7 of the Borden ERIP are eligible for this Grandfather Benefit. Executive Employees who are designated as members of the Corporation’s Core Management Group after July 1, 1992 who otherwise would be eligible for this benefit shall only be so when the Chief Executive Officer of the Corporation authorizes such eligibility in writing. Executive Employees not terminated “for cause” as defined in their Core Arrangement who are otherwise eligible for this benefit but whose combined age and years of service at Termination is less than 85 shall be eligible for this benefit if such combined age and years of service (in years and completed months) at Termination equal or exceed 80. The combination of age and service that equal or exceed 80 shall be determined at the end of the calendar year of the termination as if the employee were actively employed throughout the year in which the termination occurred. The Grandfather Benefit shall be paid directly to such participant, or to his or her joint annuitant or beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 3.4.

(b)	The amount is as follows:

(i)	For service under the Borden ERIP prior to January 1, 1988, one and one-half percent (1.5%) of the portion of the Employee’s Average Final Compensation in excess of the estimated age 65 Social Security Benefit in effect on January 1, 1988 multiplied by the years and months of credited Service (as defined in the Borden ERIP) completed as of December 31, 1987; plus

(ii)	For service under the Borden ERIP after December 31, 1987 through December 31, 1996, one percent (1%) of each year’s earnings up to that year’s taxable Social Security Wage Base plus one and one-half percent (1.5%) of each year’s earning in excess of that year’s taxable Social Security Wage Base.

“Average Final Compensation” is the average of the participant’s highest five consecutive years of earnings with the Corporation during the participant’s last ten (10) calendar years of employment with the Corporation prior to January 1, 1988. For this purpose, any incentive bonuses that are included in Compensation shall be averaged separately from the balances of such Compensation.

3.3	Supplemental Contributions

(a)	Supplemental Company Contribution

The excess, if any, of (i) the amount of Employer contributions which would have been made on behalf of a participant pursuant to Section 4.1 or Section 4.2 of the Borden RSP had the participant’s Deferred Compensation been contributed by the participant to the Borden RSP over (ii) the amount of Matching Employer Contributions and Employer Special Contributions actually made on behalf of the participant to the Borden RSP, together with “deemed earnings” on such excess, shall be termed “Supplemental Company Contributions” and shall be paid to the participant or his or her beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 3.4. For all plan years after 1988, the Supplemental Company Contributions shall be in the form of cash. “Deemed earnings” for Supplemental Company Contributions for cash shall be earnings at the rate of investment return during the comparable period of time for the fixed income fund, under the Borden RSP. A bookkeeping account (“Supplemental Company Contributions Account”) shall be maintained for each affected participant to record the amount of such Supplemental Company Contributions.

(b)	Deferred Compensation

The aggregate of the amounts of Deferred Compensation and “deemed earnings” on such amounts (referred to as “Deferred Amounts”) shall be paid to the participant or his or her beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 3.3. “Deemed earnings” with respect to Deferred Compensation shall be earnings at the rate of investment return on the fixed income fund under the Borden RSP. A bookkeeping account (“Participant Deferred Account”) shall be maintained for each affected participant to record the amount of such Deferred Compensation and deemed earnings thereon.

(c)	Supplemental Match

The excess, if any, of (i) the amount of Matching Employer Contributions in a year before 1996 which would have been made on behalf of a participant who is a New Executive pursuant to Section 4.1 of the Borden RSP had the participant had more than twelve months of service with the Corporation over (ii) the amount of Matching Employer Contributions actually made on behalf of the participant to the Borden RSP, together with “deemed earnings” on such excess, shall be termed “Supplemental Match” and shall be paid to the participant or his or her beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 3.3. For all plan years after 1988, the Supplemental Match shall be in the form of cash. “Deemed earnings” for Supplemental Match for cash shall be earnings at the rate of investment return during the comparable period of time for the fixed income fund under the Borden RSP. A bookkeeping account (“Supplemental Match Account”) shall be maintained for each affected participant to record the amount of such Supplemental Match.

3.4	General Provisions

(a)	The Corporation shall make no provision for the funding of any Supplemental Benefits, Grandfather Benefits, Supplemental Company Contributions Accounts, Supplemental Match Accounts or Participant Deferred Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence, the Corporation, in its sole discretion, may establish a grantor trust described in Treasury Regulations sections 1.677(a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of the trust shall be required to be used to satisfy the claims of the Corporation’s general creditors in the event of the Corporation’s bankruptcy or insolvency.

(b)	In the event that the Corporation shall decide to establish an advance accrual reserve on its books against the future expense of paying Supplemental Benefits, Grandfather Benefits, Supplemental Company Contributions Accounts, Supplemental Match Accounts or Participant Deferred Accounts, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Corporation, subject to claims of the Corporation’s creditors.

(c)	A person entitled to any amount under this Plan shall be a general unsecured creditor of the Corporation with respect to such amount. Furthermore:

(i)	Subject to the provisions of subsections (e), (f), (g) and (h) below, a person entitled to a Supplemental Benefit or Grandfather Benefit shall have a claim upon the Corporation only to the extent of the monthly payments thereof, if any, due up to and including the then current month and shall not have a claim against the Corporation for any subsequent monthly payment unless and until such payment shall become due and payable;

(ii)	Subject to the provisions of subsections (e), (f) and (h) below, a person entitled to Supplemental Company Contributions shall have a claim upon the Corporation only to the extent of the Supplemental Company Contributions Account, and the amount of such Account shall be paid to the participant or beneficiary in a lump sum as soon as administratively possible after termination of employment;

(iii)	Subject to the provisions of subsections (e), (f) and (h) below, a person entitled to Deferred Amounts shall have a claim upon the

Corporation only to the extent of the Participant Deferred Account and the amount of such Account shall be paid to the participant or beneficiary in accordance with the terms of the participant’s Deferred Compensation election or elections under Section 2.2; and

(iv)	Subject to the provisions of subsections (e), (f) and (h) below, a person entitled to Supplemental Match shall have a claim upon the Corporation only to the extent of the Supplemental Match Account, and the amount of such Account shall be paid to the participant or his or her beneficiary, as applicable, in a lump sum as soon as administratively possible after termination of employment.

(d)	In the event that the Borden ERIP shall be terminated in accordance with Section C6 thereof, Supplemental Benefits and Grandfather Benefits shall continue to be paid directly by the Corporation but only to the same extent and for the same duration as that part of the payee’s benefit from the Pension Fund of the Borden ERIP, which is directly related to such Supplemental Benefit or Grandfather Benefit, is continued to be provided by the assets of the Pension Fund of the Borden ERIP; but such continued payment of Supplemental Benefits or Grandfather Benefits shall still be subject to the conditions specified in subsections (a), (b) and (c) above.

In the event that the Borden RSP shall be terminated in accordance with Section 13 thereof, Supplemental Company Contributions Accounts shall be paid directly by the Corporation in a lump sum as soon as administratively possible after termination of employment.

(e)	Notwithstanding any other provision hereof, there shall become immediately due and payable to or with respect to a participant a lump sum equal to the Supplemental Company Contributions Account plus the Supplemental Match Account plus the Participant Deferred Account plus the present actuarial value (determined as hereinafter provided) of the participant’s Accrued Supplemental Benefit and Grandfather Benefit if: (i) the Corporation refuses to make any payments due hereunder to any participant, unless refusal to make payment to a particular participant is based on facts and circumstances with respect to such participant which reasonably justifies such refusal, based on the participant engaging in conduct harmful to the interests of the Corporation; (ii) the Corporation makes a general assignment for the benefit of creditors; (iii) any proceedings under the Bankruptcy Act are instituted by the Corporation or, if instituted against the Corporation, is consented to or acquiesced in by it or remains undismissed for 60 days; or (iv) a receiver or trustee in bankruptcy is appointed for the Corporation. In addition, in the event of any such proceeding by or against the Corporation under the Bankruptcy Act, or any such assignment, a participant or his or her joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Corporation under any such proceeding or assignment. The present actuarial value of the Accrued Supplemental Benefit and Grandfather Benefit shall be calculated on the basis of the definition of Actuarial Equivalent as defined by Borden ERIP.

(f)	In the event of the application of subsection (e) above, the affected participants (or, in the case of deceased participants, their joint annuitants and beneficiaries) (the “Claimants”) shall appoint a single representative to pursue their respective claims against the Corporation. Such representative shall be a person or entity selected by, or agreed upon, by Claimants with unpaid benefits under the Plan equal to more than fifty percent (50%) of the total amount of unpaid benefits under the Plan.

(g)	A participant’s Supplemental Benefit and Grandfather Benefit shall be paid to the participant in a lump sum as soon as administratively possible after termination of employment.

(h)	The participant’s beneficiary under this Plan with respect to his or her Participant Deferred Account shall be the person or persons designated as beneficiary by the participant by filing with the Pension Committee a written beneficiary designation on a form provided by, or acceptable to, such Pension Committee. In the event the participant does not make an effective designation of a beneficiary with respect to his or her Participant Deferred Account, the participant’s beneficiary with respect to his or her Participant Deferred Account shall be the beneficiary of such participant’s beneficiary under the Borden RSP.

The participant’s beneficiary or joint annuitant under this Plan with respect to his or her Supplemental Benefit shall be the person who is entitled to benefit payments under the Borden ERIP on account of the death of the participant.

The participant’s beneficiary under this Plan with respect to his or her Supplemental Company Contributions Account and Supplemental Match Account shall be the person who is entitled to benefit payments under the Borden RSP on account of the death of the participant.

(i)	Wherever in this Section Three reference is made to “Supplemental Benefits” or “Accrued Supplemental Benefits” such terms shall be deemed to include any special supplemental benefits payable pursuant to Appendix A and B.

(j)	If the amount credited to the Participant’s Deferred Account is $10,000 or less at the time he or she retires or otherwise terminates employment, then the Participant shall be paid, as soon as practicable after termination of employment, an amount equal to the amount in the Participant’s Deferred Account as of his or her termination of employment.

(k)	A participant’s benefit in the Plan shall be vested to the same extent that his or her corresponding benefit under the Borden ERIP or Borden RSP is vested. The minimum benefit under the Plan shall equal the value of the vested accrued benefit as of December 31, 1993.

(l)	The Plan may be wholly or partially amended or otherwise modified or terminated at any time by the Pension Committee at a regularly constituted meeting or by unanimous written resolution in lieu of meeting provided, however, no amendment or modification shall have any retroactive effect so as to deprive any person of any benefit already accrued except that any amendment may be made retroactive which is necessary to bring the Plan into conformity with applicable governmental regulations.

APPENDIX A

Special Supplemental Benefits

For Certain Core Management Employees

1.	This Appendix shall apply only to each participant who was a member of the Core Management Group of the Corporation as of January 1, 1983, and who (a) retires under the Borden ERIP at or after age 65, (b) dies after age 55 and completion of at least 10 years of Service (as that term is defined in the Borden ERIP) while in active employment with the Corporation, (c) becomes totally and permanently disabled after completion of at least 10 years of Service (as that term is defined in the Borden ERIP) while in active employment with the Corporation, (d) retires with the approval of the Chief Executive Officer of the Corporation between the ages of 55 and 64 inclusive after completion of at least 10 years of Service (as that term is defined in the Borden ERIP), or (e) is terminated without cause at any age after completion of at least 10 years of Service (as that term is defined in the Borden ERIP). Members of the Core Management Group are those members who are designated as such by the Chief Executive Officer of the Corporation.

For the purpose of determining whether there has been a termination without cause, if the termination is after a Change in Control as defined in the Corporation’s Supplemental Benefit Trust Agreement with the Wachovia Bank and Trust Co. dated September 27, 1988 as amended from time to time, then any termination in the following circumstances shall be a “termination without cause”; (i) a termination by the Corporation not for “cause” as defined in either (a) the Core Management Arrangements dated March 15,1988 between the Corporation and participant members of the Core Management Group as they now exist or are hereafter amended from time to time or (b) the Team Agreement dated January 1, 1989 among the Corporation and members of the Core Management Group as it now exists or is hereinafter amended from time to time (the “Team Agreement”); or (ii) a Permitted Termination under the Team Agreement. Otherwise, “cause” shall have the meaning as defined in the Core Management arrangement dated March 15, 1988 between the Corporation and participant members of the Core Management Group as those arrangements now exist or are hereafter amended from time to time.

2.	In addition to any other amount payable under this Executives’ Supplemental Pension Plan, there shall be payable to or with respect to each participant referred to in paragraph 1 above, the excess, if any of the amount in (a) below over the amount in (b) below:

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(a)	the sum of:

(i)	the retirement income which would have been payable to or with respect to such participant under the Borden ERIP (and the Borden Excess Benefits Plan and the other provisions of this Executives’ Supplemental Pension Plan) had the terms and provisions of such plans as in effect on December 31, 1982 remained unchanged and had Section 5.1(b)(i) of the Borden ERIP as in effect on December 31, 1982 provided a benefit percentage of 1.5% for each year of Credited Service, including years before 1972; and

(ii)	the “pension equivalent” (as hereinafter defined in (c) below) of the amount that would have been standing to such participant’s credit in his or her Employer Account (as defined in the Borden RSP) at retirement or other termination of employment under the Borden RSP had the Borden RSP as in effect on January 1 1983 remained unchanged and had the Employer contributions after January 1, 1984 been equal to 55% of such participant’s “contributions” not in excess of 6% of his or her compensation. For purposes of the foregoing, such participant’s contributions shall be deemed to have been at the 6% level from January 1, 1984 forward. For purposes of determining the amount deemed to be credited to such participant’s Employer Account (as defined in the Borden RSP), earnings on the Employer contributions deemed made pursuant to this paragraph 2(a)(ii) shall be at the same rate as the actual earnings on such participant’s actual Employer Account (as defined in the Borden RSP.)

(b)	The sum of:

(i)	the retirement income payable to or with respect to such participant under the Borden ERIP (and the Borden Excess Benefits Plan and the other provisions of this Executives’ Supplemental Pension Plan); and

(ii)	the pension equivalent (as herein defined in (c) below) of the amount that would have been standing to such participant’s credit in his or her Employer Account (as defined in the Borden RSP) as retirement or other termination of employment under the Borden RSP had the participant contributed at the maximum permitted rate subject to company matching contributions from January 1, 1984 forward.

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(c)	For purpose of this paragraph 2, pension equivalent shall be the amount of retirement income payable to, or with respect to, the participant under a life annuity form, determined on the basis of the definition of Actuarial Equivalent as defined by Borden ERIP.

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APPENDIX B

1.	Benefits payable after termination of active employment to the following executives under written employment agreements dated as indicated:

•	Anthony S. D’Amato

December 3, 1990 as amended September 24, 1991,

June 22, 1993, September 30, 1993, and December 9, 1993

•	Ervin R. Shames, June 24, 1993

•	Robert Allen, August 24, 1993

•	George Morris, August 25, 1993

•	James Van Meter, July 7, 1994

2.	The amount of Supplemental Company Contributions under Section 3.3(a) of the Plan and the amount of Supplemental Match under Section 3.3(c) of the Plan for the following participants shall be determined effective with their first day of employment as if their applicable percentage pursuant to Section 4.1 of the Borden RSP was the percentage appearing opposite their name below.

Participant	Applicable Percentage
Ervin R. Shames	7
Randy D. Kautto	7
Robert W. Allen	7
George P. Morris	5
James Van Meter	7
William Carter	7
C. Robert Kidder	7

3.	Benefits payable after termination of active employment to the following executives under written agreements required by their being party to a Core Arrangement agreement entered into prior to September 1, 1994.

1.	Judy Barker	9.	Randy Kautto
2.	Bailey Barton	10.	David Kelly
3.	John Dix	11.	Ronald Kesselman
4.	Sumner Feinstein	12.	Allan L. Miller
5.	Jerold Golner	13.	Daniel O’Riordan
6.	Craig Hammond	14.	Francis Proto
7.	Robert Jenkins	15.	Joseph Saggese
8.	Karen Johnson	16.	Eugene Skiest
		17.	Charles Timperman

Notwithstanding anything to the contrary which may be contained in the Plan or any appendix thereto, the inclusion on this Appendix B of the Core Arrangements shall not in any manner increase the compensation, benefits, rights or other entitlements due under such arrangements and all such compensation, benefits, rights and entitlements of the executives thereunder shall be determined solely with respect to such Core Arrangements.

The benefits accrued by Federick Huber, an executive with Borden Chemicals. Inc. under the Melamine Chemicals, Inc. Restoration Plan of July 1, 1994 (“Melamine Plan”), shall be an Accrued Supplemental ERIP Benefit under this Plan. Such benefits will be payable in the form and at the time provided in the Melamine Plan.

APPENDIX C

In accordance with the American Jobs Creation Act of 2004 that added Section 409A to the Internal Revenue Service Code, the definition of compensation eligible for deferral in 2005 will be base salary only and not include any incentive compensation paid under the Management Incentive Plan.

Any compensation paid under the Management Incentive Plan will not be eligible for purposes of Supplemental Company Contributions under the Plan.

Any compensation paid under the Management Incentive Plan to Highly Paid Executives will not be eligible for purposes of determining participation eligibility, salary deferral election or Supplemental Company Contributions under the Plan.

Any compensation paid under the Management Incentive Plan to any Plan participant will be considered for Supplemental Benefits for purposes of retirement income payable under the Borden ERIP